                                                                   EXHIBIT 10.14

                  [Letterhead of PetroChemNet Holdings, Inc.]



September 30, 1999

Computer Sciences Corporation
266 Second Avenue
Waltham, MA 02451


Gentlemen:

     This letter will evidence our mutual understanding with respect to the strategic alliance (the "Strategic Alliance") between PetroChemNet Holdings, Inc., a Delaware corporation ("PCN") and Computer Sciences Corporation, a Nevada corporation ("CSC").

1.   Initial Purchase of PCN Stock.

     (a) CSC or one of its subsidiaries will purchase, for an aggregate of $1 million cash, a number of shares of common stock of PCN which as of the date of this letter represents 1.25% of the fully diluted outstanding common stock of PCN at a price based on the fully diluted common stock of PCN having an aggregate value of $80 million.

     (b) CSC's investment must be approved by PCN's Board; the Board is expected to consider the investment prior to October 6, 1999. PCN will provide CSC with written notification of PCN's Board approval.

2.   Commissions for New PCN Business.

     (a) CSC and PCN have agreed upon a list of prospective PCN customers with whom CSC has a relationship and to whom CSC will be authorized to market PCN services (the "Listed Prospects"). The list is attached hereto and as may be amended by mutual consent.

     (b) This list will be updated from time to time by mutual agreement, and Listed Prospects that are not actively being pursued by CSC within 3 months of being added to the list will be removed from the list.

     (c) PCN may either pursue the Listed Prospects in conjunction with CSC or individually without CSC, but PCN will provide notice and coordination of its activities in pursuit of the Listed Prospects on at least a monthly basis.

     (d) CSC will receive commissions on a monthly basis, equal to 20% of the cash realized (commissions from trading activities) by PCN from sales of its services to Listed Prospects for the preceding month during the 3-year period following the initial sale, unless earlier terminated in accordance with paragraphs 5 or 8 below.


3.   CSC Consulting Services.

     (a) CSC will have the right of first negotiation, but not the obligation, to provide consulting services required by PCN in certain specified areas, including strategic consulting, marketing, new product development, system development management, international, logistics, letters of credit and credit enhancement.

     (b) These services will be provided at competitive rates and are subject to negotiation of mutually agreeable definitive agreements.

4.   Additional Opportunities.

     (a) CSC and PCN may enter into mutually agreeable additional arrangements with respect to co-branded, co-marketed or cross-sold services.

5.   Payments.

     (a) Commissions payable under paragraph 2 above shall be paid in common stock of PCN, valued based on the most recent transaction value or appraisal until there is a market price established after PCN's initial public offering, after which time the price of the common stock will be the closing sales price of the common stock at the end of the month in which the commissions are earned. No further commissions will be payable under paragraph 2 above after CSC is issued $5 million in aggregate value of common stock under paragraphs 2, 3 or 4 herein. PCN and CSC will renegotiate and extend a mutually agreeable commission structure beyond this $5 million aggregate cap by mutual consent and amendment to this agreement to reflect CSC's ongoing contributions.

     (b) On a project-by project basis, PCN may, but shall not be obligated to, offer CSC the right to receive up to 50% of CSC's consulting fees under paragraph 3 above in the form of PCN common stock, and CSC shall not be obligated to accept any such stock in lieu of cash. The consulting fees will be payable upon the completion of the consulting services in accordance with the definitive agreements, and the common stock will be valued based on the most recent transaction value or appraisal, except, if PCN is a public company at the date of the contract execution of the consulting services, the value will be based on the average of the closing sales prices of the common stock for the 10 trading days immediately preceding the date of contract execution of the consulting services, unless agreed otherwise in advance.

     (c) Amounts payable under paragraph 4 above shall be set forth in the definitive agreements and may be in the form of common stock of PCN valued as set forth in such definitive agreements.

6.   Preferred Provider.

     (a)  During the term of the Strategic Alliance:

          (i) CSC will be the preferred IT systems integrator with whom PCN partners, or enters into arrangements for co-branded, co-marketed or cross-sold services so long as CSC's rates are competitive and its technology and performance are reasonably acceptable to PCN;

          (ii) PCN will be CSC's and its affiliates preferred platform and exchange for independent market trading of commodity products traded over PCN's system (including initially chemicals, polymers and refined oil products) with respect to PCN's direct competitors that are set forth from time to time in writing by PCN to CSC in whom CSC makes an investment, or with whom CSC partners, or enters into arrangements for co-branded, co-marketed or cross-sold services. If CSC proposes to make an investment in or a strategic alliance for co-branded, co-marketed or cross-sold services or otherwise with any competitor of PCN, CSC shall give PCN 30 days' prior written notice. If PCN wishes to enter into new lines of business in addition to trading of chemicals, polymers and refined oil products and wishes to define additional direct competitors in which CSC would not make an investment, or with whom CSC would not partner, or enter into arrangements for co-branded, co-marketed or cross-sold services, then PCN shall give CSC 30 days' prior written notice and amend this agreement by mutual consent. PCN initially designates such competitors to include (but not be limited to) ChemConnect, Commercex and I-2-I, e-chemicals, fob.com, Verticalnet, efuel.com, and their affiliates that are engaged in directly competing business.

     (b) CSC and its affiliates will not compete with PCN during the term of the Strategic Alliance and for a period of one year after the termination of the Strategic Alliance.

7.   Meetings.

     (a) Carl D. McCutcheon and a senior representative of CSC, who shall initially be Chris Davis, shall meet no less than once each calendar quarter to discuss opportunities and methods to improve the Strategic Alliance.

8.   Term.

     (a) Either CSC or PCN may terminate the Strategic Alliance at any time upon 30 days' prior written notice.

     (b)  Upon termination of the Strategic Alliance:

          (i) If PCN has not completed its initial public offering, PCN will have the option to repurchase all PCN common stock held by CSC at a price equal to the appraised value of such shares determined by the average of two independent appraisers, one selected by PCN, the second selected by CSC, (unless by mutual agreement it is determined that a second appraisal is not necessary). The appraisal costs shall be shared equally by PCN and CSC;

          (ii) If PCN has completed its initial public offering, PCN shall have the option to repurchase all PCN common stock held by CSC at a price equal to the average closing price of the common stock for the 10 trading days immediately preceding the date of repurchase. If PCN chooses not to repurchase the shares of common stock of PCN held by CSC, CSC shall sell not more that 25% of the shares of PCN held by it in any subsequent calendar quarter, subject to any restrictions imposed by underwriters or securities laws;

          (iii) PCN will continue to pay commissions to CSC pursuant paragraph 2 above, subject to the limitation in paragraph 5 above, if PCN terminates the Strategic Alliance. If CSC terminates the Strategic Alliance, PCN will pay commissions to CSC pursuant to paragraph 2 above, subject to the limitations in paragraph 5 above, only for a period of six months after the date of termination. Upon termination of the Strategic Alliance, CSC will no longer be authorized as a PCN sales channel under paragraph 2 above;

          (iv) CSC will complete any consulting project for PCN previously commenced pursuant to paragraph 3 above;

          (v) CSC and PCN will terminate on an orderly basis all arrangements entered into pursuant to paragraph 4 above; and

          (vi) The provisions of paragraphs 6 (other than paragraph 6(b) which shall remain in effect in accordance with its terms) and 7 above will cease to apply to CSC and PCN.

9.   Miscellaneous.

     (a) The Strategic Alliance, this letter and all documentations contemplated by this letter shall be governed by the internal law of the State of Texas, without regard to any conflict of laws principles.

     (b) Each of PCN and CSC will bear its own costs and expenses of the preparation of the documentation and performance of the obligations set forth in this letter.

     If this letter correctly sets forth our understanding, please indicate your acceptance by executing this letter in the space provided below.

This letter agreement shall be effective as of September 30, 1999. CSC agrees to wire transfer the funds to PCN's designated account to purchase the stock within 5 business days after notification by PCN of its Board of Directors approval of this transaction.

                                   Very truly yours,

                                   PETROCHEMNET HOLDINGS, INC.

                                   By /s/ CARL D. McCUTCHEON
                                      -------------------------------------
                                      Carl D. McCutcheon
                                      President and Chief Executive Officer




ACCEPTED AND AGREED TO
THIS 30th day of September, 1999


COMPUTER SCIENCES CORPORATION

By /s/ PAUL T. TUCKER
   ------------------------------
   Paul T. Tucker
   Vice President